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                                                               Exhibit 12.(d)(7)

CellStar Corporation
1730 Briercroft Court
Carrollton, TX 75006

Ladies and Gentlemen:

The purpose of this letter is to indicate that we are interested in exchanging our $28,591,000 principal amount of CellStar's 5% Convertible Subordinated Notes due 2002 for approximately $10,500,000 in cash, approximately $9,210,000 principal amount of Senior Subordinated Notes and approximately $2,300,000 principal amount of Senior Subordinated Convertible Notes convertible into approximately 2,300,000 shares of CellStar Common Stock, pursuant to the exchange offer described in your letter to us dated December 21, 2001. This amount represents 100% of the 5% Convertible Notes that we beneficially own. Our indication of interest is not binding and is subject to the terms of your letter to us dated December 21, 2001.

Dated: 12/21/01                      CREEDON CAPITAL



                                     By: /s/ Paul Giordano
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                                     Title: Managing Director
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